EXHIBIT 10.1
                        WAIVER OF CERTAIN PAYMENTS UNDER
                              EMPLOYMENT AGREEMENT

         Waiver (this "Waiver") of certain payments under the employment agreement (the "Employment Agreement") dated as of August 3, 2003, between Tommy Hilfiger Corporation, a British Virgin Islands corporation (together with its successors and assigns, "THC"), Tommy Hilfiger U.S.A., Inc. (together with its successors and assigns, "THUSA"), a wholly owned subsidiary of THC, and David F. Dyer (the "Executive"). All capitalized terms used in this Waiver and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

         1. Pursuant to Section 11(i) of the Employment Agreement, the Executive hereby affirms his waiver of certain payments under the Employment Agreement, subject to the conditions set forth in paragraphs 3 and 4 below, as follows:

                  A. BASE SALARY. Effective as of September 30, 2004, the Executive waived the increase in his base salary that would have been payable to him under Section 1(b)(ii) of the Employment Agreement commencing as of October 1, 2004 and October 1, 2005, respectively, for the two years ended September 30, 2006. For purposes of clarity, the Annual Base Salary Rate would have increased to $1,287,500 as of October 1, 2004 and to $1,339,000 as of October 1, 2005
absent such waiver (the amount of Base Salary that the Executive has waived through the Date of Termination (as defined under Section 1(d)(i) of the Employment Agreement) (but only until September 30, 2006) is hereinafter referred to as the "Base Salary Waived Amount").

                  B. BONUS. Effective as of September 30, 2004, the Executive waived a portion of the Annual Bonus that would have been payable to him under
Section 1(b)(iii) of the Employment Agreement for the fiscal year of THUSA ended March 31, 2005. For purposes of clarity, the amount of Annual Bonus that the Executive waived for such fiscal year is $125,000 (such amount, the "Bonus Waived Amount").

         2. FUTURE PERIODS. The Executive, at his discretion, may waive future increases in his Base Salary with respect to periods from and after October 1, 2006, and may waive all or a portion of the Annual Bonus with respect to fiscal years ending on and after March 31, 2006, at such time(s), and in such manner(s), as are acceptable to the parties hereto (the aggregate amount of Base Salary and/or Annual Bonus, if any, that the Executive may waive in the future (such amount to be determined through the Date of Termination) is hereinafter referred to as the "Future Waived Amount"). In the event the Executive does not waive the increase in his Base Salary that would otherwise be made as of October 1, 2006, the Executive's Annual Base Salary Rate for the periods beginning on and after October 1, 2006 shall be the amount that would have been payable to the Executive pursuant to Section 1(b)(ii) of the Employment Agreement, disregarding, for this purpose, this Waiver.

         3. EFFECT OF A SEPARATION UNDER CERTAIN CIRCUMSTANCES. The Executive has made, or in the future may make, the waivers of Base Salary and Annual Bonus as described in paragraphs 1 and 2 of this Waiver, subject to the conditions set forth in paragraphs 3 and 4 hereof.

         In the event that there occurs a Separation under the Employment Agreement, and as a result of such Separation the Executive shall be entitled to receive a "Severance Payment" as defined under Section 1(d)(v)(B), then the following shall occur:

                  A. The Executive shall receive, in addition to the Severance Payment, a lump sum payment within five days after the Date of Termination equal to the sum of: (i) the Base Salary Waived Amount, (ii) the Bonus Waived Amount, and (iii) the Future Waived Amount, if any; provided, however, that if such Separation occurred following or in connection with a Change of Control, the amounts described in this Section 3A shall not be payable to the Executive, and

                  B. For purposes of calculating the Severance Payment and all other amounts that are payable to the Executive in connection with such Separation, the Annual Base Salary Rate shall be deemed to be the amount that otherwise would have been payable to the Executive under Section 1(b)(ii) of the Employment Agreement, disregarding this Waiver.

         4. TAX PROTECTION OF THE EXECUTIVE UNDER CERTAIN CIRCUMSTANCES. The Company shall promptly pay the Executive an amount which, after all taxes thereon, provides the Executive with an amount equal to all Federal, state and local income and other taxes he incurs (including any interest and penalties) if one or both of the following circumstances occur:

                  A. All or any part of the salary and bonus amounts waived pursuant to paragraphs 1 and 2 above, notwithstanding such waiver, result in any Federal, state or local income or other taxes (including any interest and penalties) other than taxes resulting from payment of such salary and bonus amounts in connection with a Separation.

                  B. All or any part of the salary and bonus amounts waived pursuant to paragraphs 1 and 2 above are treated as non-qualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code.

                                  * * * * * * *

                  Except as modified by this Waiver, the Employment Agreement remains in full force and effect.

         IN WITNESS WHEREOF, the Executive has caused this Waiver to be duly executed as of August 10, 2005.

                                                              DAVID F. DYER

                                                          /s/ David F. Dyer
                                                         -----------------------






Understood and Acknowledged:

TOMMY HILFIGER CORPORATION


By:      /s/ James Gallagher
         -----------------------------------------------------
         Name: James Gallagher
         Title: Executive Vice President - General Counsel

TOMMY HILFIGER U.S.A., INC.



By:      /s/ James Gallagher
         -----------------------------------------------------
         Name: James Gallagher
         Title: Executive Vice President - General Counsel



                                      -3-